                                                                     EX. 2.3


                          CLOSING PRORATION AGREEMENT


         THIS CLOSING PRORATION AGREEMENT ("Agreement") is made and entered into by and among AMRE, INC., AMERICAN REMODELING, INC., and FACELIFTERS HOME SYSTEMS, INC. (collectively, "Sellers") and REDO, L.L.C. ("Purchaser") on the 31st day of March, 1997, upon the following terms, provisions and conditions:

         WHEREAS, Sellers and Purchaser entered into that certain Asset Purchase Agreement dated February 27, 1997 (the "Asset Purchase Agreement") among Amre, Inc., American Remodeling, Inc. and Facelifters Home Systems, Inc., as sellers, and Redo, L.L.C., as purchaser, and Steven Bedowitz;

         WHEREAS, Sellers are Debtors under the jurisdiction of the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, jointly administered under Case No. 397-30567-SAF-11 (the "Court");

         WHEREAS, the Court entered an Order Approving Assumption and Assignment of Executory Contracts in Connection With the Sale of Assets on March 21, 1997 and further entered an Order (i) Pursuant to Sections 105 and 363 of the Bankruptcy Code Authorizing the Emergency Sale of Certain Assets of the Debtors Free and Clear of Liens, Claims, and Encumbrances Subject to the Terms of an Asset Purchase Agreement and (ii) Pursuant to Sections 105 and 363 of the Bankruptcy Code Approving Asset Purchase Agreement (collectively, the "Orders");

         WHEREAS, prior to the entry of the Orders and the formation of Purchaser, Steven Bedowitz and Sellers entered into that certain letter agreement dated February 10, 1997 creating an Interim Period Subcontract Arrangement (the "Interim Operating Agreement") which was approved by the Court by Order Approving Out-of-the Ordinary Course of Business Interim Operating Procedures and Agreements and Steven D. Bedowitz and Affiliates entered February 19, 1997 (the "Interim Order"), and Steven D. Bedowitz has delegated his performance thereunder to Redo, L.L.C.;

         WHEREAS, Section 6.1 of the Asset Purchase Agreement provides that certain taxes shall be prorated as of the Closing Date;

         WHEREAS, Section 2 of the Interim Operating Agreement provides that Purchaser shall be responsible for all costs and expenses incurred from the commencement of the Interim Period (as defined in the Interim Operating Agreement) in connection with the Managed Business (as defined in the Interim Operating Agreement); and

         WHEREAS, the Orders authorize closing of the transaction contemplated by the Asset Purchase Agreement, and the parties hereto desire to memorialize certain closing prorations and agreements concerning those prorations and agreements;

         NOW, THEREFORE, for and in consideration of the premises, the parties hereby agree as follows:

         1. Within five (5) days of the date hereof, Sellers shall provide to Purchaser a tax proration schedule (the "Schedule") setting forth the amount of total estimated taxes (the "Estimated Tax Amount") on the property transferred to Purchaser by Sellers pursuant to the Asset Purchase Agreement, based upon (a) current tax information, in the case of property for which such current information is available as of the date of the Schedule, and (b) last year's actual tax rates and taxes, in the case of property for which no such current information was available as of the date of the Schedule.

         2. Seller's share of the taxes, and the adjustment to the Cash Purchase Price (as defined in the Asset Purchase Agreement) pursuant to Section
6.1 of the Asset Purchase Agreement, shall be equal to the fraction 41/365 multiplied by the Estimated Tax Amount (the "Proration Amount").

         3. Purchaser shall be allowed to hold back on the date hereof $50,000 of the Cash Purchase Price due to Sellers under the Asset Purchase Agreement.

         4. If the Proration Amount is less than $50,000, within three (3) days of receipt of the Schedule, Purchaser shall pay to Sellers in immediately available funds the difference between (a) $50,000 less (b) the Proration Amount. If the Proration Amount is greater than $50,000, within three (3) days of delivering the Schedule to Purchaser, Sellers shall pay to Purchaser in immediately available funds the difference between (a) the Proration Amount less (b) $50,000.

         5. This Agreement and the other writings referred to herein or delivered pursuant hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

         6. This Agreement may be amended, superseded, canceled, renewed or extended only by a written instrument signed by the parties.

         7. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND FORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF; PROVIDED, HOWEVER, THAT THE BANKRUPTCY COURT SHALL RETAIN EXCLUSIVE JURISDICTION AS TO ALL MATTERS PERTAINING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY UNTIL THE LATTER OF (a) THE CLOSING AND (b) THE PAYMENT OF ALL FUNDS DUE HEREUNDER.

                                      2
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         8.      This Agreement may be executed by facsimile signature and in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.



                                      3
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         EXECUTED this 31st day of March, 1997.


                                     AMRE, INC.



                                     By:      /s/ J. GREGG PRITCHARD
                                              ---------------------------------
                                              J. Gregg Pritchard, President


                                     AMERICAN REMODELING, INC.



                                     By:      /s/ J. GREGG PRITCHARD
                                              ---------------------------------
                                              J. Gregg Pritchard, President


                                     FACELIFTERS HOME SYSTEMS, INC.



                                     By:      /s/ J. GREGG PRITCHARD
                                              ---------------------------------
                                              J. Gregg Pritchard, President


                                     REDO, L.L.C.

                                     By:      AMERICAN INTERIORS, INC.,
                                              MANAGER



                                              By: /s/ STEVEN BEDOWITZ
                                                  -----------------------------
                                              Its:    President
                                                  -----------------------------



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
                               OMITTED SCHEDULES
                                  REDO, L.L.C.
                              PRORATION AGREEMENT


                   There are no schedules to this Agreement.